AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

TIAA CREF Life Insurance Company (the “Company”), Neuberger Berman Advisers Management Trust (the “Fund”), a Delaware statutory trust, and Neuberger Berman BD LLC (the “Underwriter”), a Delaware limited liability company, entered into a certain participation agreement dated February 13, 2006, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of December 3, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host (or hire a third party to host on its behalf) said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a).      Fund Documents. The Fund (and Underwriter) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b).      Deadline for Providing, and Currentness of, Fund Documents.

(i).      The Fund and the Underwriter shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide any supplements and/or restated documents, as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii).      The Fund and the Underwriter shall provide the Shareholder Reports and Portfolio Holdings generally no later than five (5) days before the Shareholder Reports are required to be posted (to facilitate the required website posting).

(c).      Format of Fund Documents. The Fund and the Underwriter shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 and Rule 498A).

(d).      Website Hosting. The Company shall be responsible for and shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph.

(e).      Use of Summary Prospectuses.

(i).    The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).    The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.	Paper Notice to Contract Owners. The Company shall prepare and provide a paper notice to Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3.

3.

Delivery of Paper Copy Upon “Ad Hoc” Request. The Company shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Fund Documents, if and to the extent required by paragraph (e) of Rule 30e-3.

4.

Investor Elections to Receive Future Fund Reports in Paper. The Company shall fulfill Contract Owner elections to receive future Portfolio shareholder reports (with respect to the Portfolios) in paper, if and to the extent required by paragraph (f) of Rule 30e-3.

5.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a).       At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 7 business days after the request from the Company is received by either the Fund or the Underwriter.

(b).       Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c).       The Fund and/or the Underwriter shall reimburse the Company for the reasonable costs of mailing the Fund Documents to Contract Owners.

6.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration, sale and preparation of the annually updated registration statement of the Variable Contracts on a timely basis.

7.	Construction of this Amendment; Participation Agreement.

(a).      This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).      To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

8.	Termination. This Amendment shall terminate upon the earlier of:

(a).      termination of the Participation Agreement; or

(b).       60 days written notice from any Party to the other Parties.

9.

Indemnification. The Underwriter specifically agrees to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure that constitutes gross negligence, reckless disregard or willful misfeasance by the Underwriter to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill its other duties and responsibilities under this Amendment or for any other breach of this Amendment. The Company specifically agrees to indemnify and hold harmless the Fund and/or the Underwriter (and their officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Fund and/or the Underwriter (or their officers, directors, and employees) as a result of any failure that constitutes gross negligence, reckless disregard or willful misfeasance by the Company to fulfill its duties and responsibilities under this Amendment or for any other breach of this Amendment. These indemnifications shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

10.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in ..pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

11.

Several Liability. The responsibilities, obligations, duties and liabilities of the Fund are separate and distinct from the responsibilities, obligations, duties and liabilities of the Underwriter. Furthermore, the Parties agree that the assets and liabilities of each Portfolio are separate and distinct from the assets and liabilities of each other Portfolio, and that no Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TIAA CREF LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By:
Print Name: Todd Sagmoe Title: Vice President

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST, on behalf of itself and each Portfolio:

By:
Print Name: Brian Kerrane Title: Vice President

NEUBERGER BERMAN BD LLC:

By:
Print Name: Brian Kerrane Title: Managing Director